                                                                       EXHIBIT B


LATHAM & WATKINS
    Marc W. Rappel (Bar No. 097032)
    Amos E. Hartston (Bar No. 186471)
633 West Fifth Street, Suite 4000
Los Angeles, California  90071-2007
Telephone:  (213) 485-1234
Facsimile:  (213) 891-8763


Of Counsel:

WILLKIE FARR & GALLAGHER
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Attorneys for Petitioner
Basswood Financial Partners, LP


                    SUPERIOR COURT OF THE STATE OF CALIFORNIA
                              COUNTY OF LOS ANGELES



BASSWOOD FINANCIAL PARTNERS, LP,         CASE NO.  _____________________


                       Petitioner,
                                         VERIFIED PETITION FOR
                                         PEREMPTORY WRIT OF
                                         MANDATE
         v.

                                         Petition Filed:    March 31, 1999
                                         Trial Date:        None Set
FOOTHILL INDEPENDENT BANCORP.,


                       Respondent.

-------------------------------------








                                        _______________________________________
                                        VERIFIED PETITION FOR PEREMPTORY
                                        WRIT OF MANDATE

                VERIFIED PETITION FOR PEREMPTORY WRIT OF MANDATE
                ------------------------------------------------

          For its verified petition against Respondent Foothill Independent Bancorp ("Foothill" or the "Company"), Basswood Financial Partners, LP ("Basswood" or "Petitioner") alleges as follows:

          1. Pursuant to Section 1085 of the California Code of Civil Procedure and Sections 1600 and 1601 of the California General Corporation Law (the "CGCL" or "Act"), Basswood petitions for a peremptory writ of mandamus compelling Foothill to produce for inspection and copying (a) its shareholder list and related records and (b) certain of its accounting books and records and minutes of meetings. Despite Basswood's entitlement to such corporate records, Foothill has without justification refused to comply with Basswood's request and its obligations under the Act. In fact, Foothill appears to be embarked on a scheme to deprive Basswood of its valuable voting rights under California law. Immediate relief is required to protect Basswood's rights as a Foothill shareholder, including its right to communicate with other shareholders.

 The Parties
 -----------

          2. Basswood is a Delaware limited partnership with its principal place of business at 645 Madison Avenue, New York, New York 10022. Basswood is the record owner of 445,738 shares, or approximately 7.5%, of common stock of Foothill. As a shareholder owning greater than 5% of Foothill's common stock, Basswood is entitled to seek shareholder records as a matter of right pursuant to ss. 1600(a) of the CGCL.

          3. Foothill is a California corporation with its principal offices at 510 South Grand Avenue, Glendora, CA 91741. Foothill's principal operating subsidiary is Foothill Independent Bank, which has branches throughout the Los Angeles area.

 The Statutory Framework
 -----------------------

          4. Sections 1600 through 1605 of the CGCL govern the obligations of California corporations to maintain corporate records, the rights of shareholders to inspect and copy such records, and judicial proceedings to enforce those shareholders' rights. Section 1600 of the CGCL provides (with emphasis supplied):

                    (a) A shareholder or shareholders holding at least 5 percent in the aggregate of the outstanding voting shares of a corporation or who hold at least 1 percent of those voting shares and have filed a
          Schedule 14A with the United States Securities and Exchange Commission (or in case the corporation is a bank the deposits of which are insured in accordance with the Federal Deposit Insurance Act, have filed a Form F-6 with the appropriate federal bank regulatory agency) shall have an absolute right to do either or both of the following:
          (1) inspect and copy the record of shareholders' names and addresses and shareholdings during usual business hours upon five business days' prior written demand upon the corporation, or (2) obtain from the transfer agent for the corporation, upon written demand and upon the tender of its usual charges for such a list (the amount of which charges shall be stated to the shareholder by the transfer agent upon request), a list of the shareholders' names and addresses, who are entitled to vote for the election of directors, and their shareholdings, as of the most recent record date for which it has been compiled or as of a date specified by the shareholder subsequent to the date of demand. The list shall be made available on or before the later of five business days after the demand is received or the date specified therein as the date as of which the list is to be compiled. A corporation shall have the responsibility to cause its transfer agent to comply with this subdivision. (footnotes omitted) (italics in original; emphasis added).


          5. The official comment to Section 1600 explicitly states that the section "expands inspection rights by providing a mandatory right to inspect the stock list for shareholders who have a significant ownership interest in the corporation or who, in addition to a certain specified ownership interest in the corporation, have instituted a proxy contest with respect to the election of directors." As a record stockholder of more than 5% of Foothill, Basswood has a "significant ownership interest" within the meaning of Section 1600(a), and an absolute right to inspect Foothill's shareholder records.

          6. Section 1601(a) of the Act, entitled "Inspection of Corporate Records," provides shareholders with a right to inspect the accounting books and records and minutes of the corporation, and states:

          The accounting books and records and minutes of proceedings of the shareholders and the board and committees of the board of any domestic corporation, and of any foreign corporation keeping any such records in this state or having its principal executive office in this state, shall be open to inspection upon the written demand on the corporation of any shareholder or holder of a voting trust certificate at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interest as a shareholder or as the holder of such voting trust certificate. The right of inspection created by this subdivision shall extend to the records of each subsidiary of a corporation subject to this subdivision.

          7. Section 1603 of the Act permits a shareholder who has been denied access to corporate records identified in Sections 1600 and 1601 of the Act to seek judicial relief:

         Upon refusal of a lawful demand for inspection, the superior court of the proper county, may enforce the right of inspection with just and proper conditions . . .

          8. Section 1604, which was enacted to discourage corporations from refusing in bad faith to comply with the right of inspection, further provides that a petitioner can seek expenses and reasonable attorneys' fees incurred as a result of proceeding under Sections 1600 and 1601:

          In any action or proceeding under section 1600 or Section 1601, if the court finds the failure of the corporation to comply with a proper demand thereunder was without justification, the court may award an amount sufficient to reimburse the shareholder or holder of a voting trust certificate for the reasonable expenses incurred by such holder, including attorneys' fees, in connection with such action or proceeding.

Basswood Requested Foothill's Corporate Records.
------------------------------------------------

          9. On March 17, 1999, Basswood wrote to Foothill's President and Chief Executive Officer, Mr. George E. Langley, requesting "the right to inspect and copy the records of the Company described in Sections 1600 (a)(1) and 1600(a)(2) and in Section 1601 of the CGCL during regular business hours on or before the sixth business day following the date of this letter." A copy of Basswood's March 17 letter and the accompanying Annex A (the "March 17 Request") is attached hereto as Exhibit A. The March 17 Request asked Foothill to "provide to [Basswood] the information and permit us to take the other actions set forth in Annex A hereto [specifying the requested stockholder information in greater detail] as expeditiously as possible."

          10. Although Basswood's entitlement to shareholder records under
Section 1600(a) of the Act was automatic, Basswood set forth its purpose in seeking the records identified in the March 17 Request:

             We wish to inspect the Company's shareholder list materials so that we may communicate with other shareholders of the Company on matters relating to our mutual interests as shareholders, including methods of improving the Company's financial performance and maximizing shareholder value.

          11. The March 17 Request explained that, in Basswood's view, the Company's performance has been disappointing:

          Basswood Financial Partners LP believes that the financial performance of the Company has been disappointing. Foothill's core return on equity, core return on assets and efficiency ratio are all significantly worse than the performance of the Western Banks Average as shown in the SNL Quarterly Bank Digest. Basswood Financial Partners believes that the best means of maximizing value for the Company's shareholders is to take advantage of the current consolidation trend in the banking industry and to sell the Company.

          12. Basswood also identified in detail -- in Annex A to the March 17 letter -- the corporate records that it sought. Basswood believes that the information identified in Annex A to the March 17 letter is in the Company's possession or can readily be obtained from outside sources. (Basswood is, of course, willing to reimburse the Company's reasonable costs of obtaining the information). For example, the Company has recently obtained a list of non-objecting beneficial holders (the "NOBO" list). This is a record of Foothill's beneficial shareholders that do not object to their identities being disclosed.

          13. The shareholder information identified in Annex A to the March 17 letter includes the following:

          o a magnetic computer tape list of the shareholders showing the name, address and number of shareholders held by each shareholder;

          o daily transfer sheets showing changes in names and addresses of, and number of shares held by, shareholders of record;

          o the list of shareholders held in the name of Cede & Co., and other similar nominees;

          o information relating to the names of Non-Objecting Beneficial Owners of shares in the form of a print-out and magnetic tape. Upon information and belief, the Company has recently obtained a NOBO list;

          o stop lists relating to any shares and any changes, any corrections, addition or deletions to the requested shareholder lists;. and

          o lists of all holders of record owning 1,000 or more shares arranged in descending order as of a recent date.

          14. The other corporate records identified in Annex A to the March 17 letter include the following:

          Minutes
          -------

          o All minutes of meetings of Foothill's board of directors and any committees thereof from October 1, 1996 through the present; and

          o All agendas, minutes and other documents (including any recordings or videotapes) that memorialize or record any matters discussed at any meetings of Foothill's shareholders (whether formal or informal), beginning October 1, 1996 through the present.

          Accounting Records
          ------------------

          o All accounting and other financial records that were consulted or used by the Company to calculate its efficiency ratio as of December 313, 1998 and the fourth quarter of 1998. To the extent a portion of any record was consulted or used, the entire record should be provided.

          15. The shareholder records identified in Annex A are the type of records that virtually all publicly-traded corporations have in their possession or can readily obtain from their agents. As stated above, the NOBO list is already in the Company's possession.

          16. Basswood's March 17 Request was joined by Whitewood Financial Partners, LP, the record owner of 4,608 Foothill shares, and Jet I, LP, the record owner of 22,292 Foothill shares. Additionally, the March 17 Request supplemented two previous requests to inspect these corporate records made by Basswood's former general partner in December 1998 and January 1999.


Foothill Fails to Comply with Basswood's Request.
-------------------------------------------------

          17. On March 23, 1999, Foothill's President and Chief Executive Officer, Mr. Langley, replied to the March 17 Request. Mr. Langley's letter (hereinafter, the "March 23 Response") (annexed hereto as Exhibit B) allowed Basswood to inspect "a list setting forth the respective names, addresses and shareholdings of all shareholders of record of Foothill (a "Record List"), as of December 31, 1998." The list of record shareholders provided by Foothill, however, is inadequate, because it does not allow Basswood to identify many of Foothill's shareholders. Many of the shareholders on the "Record List" are identified only as Cede & Co. or other similar nominees or brokers, indicating that a number of Foothill shareholders hold their shares in the name of nominees or brokerage houses, and the NOBO list and Cede breakdown are required to identify such shareholders. Thus, the Record List alone does not allow Basswood to communicate with many of Foothill's shareholders. As the NOBO list and other shareholder records identifing such shareholders are in the Company's possession, and Foothill refuses to allow inspection of these records, Foothill has an unfair advantage over Basswood in its ability to communicate with shareholders, and is unfairly withholding information critical to Basswood's ability to communicate with Foothill's shareholder base.

          18. The March 23 Response also stated that Basswood was not entitled to inspect the books and records of the Company pursuant to Section 1601 by conclusorily challenging Basswood's purpose:

          Basswood has failed to assert any real purpose, reasonably related to its interests as a record shareholder of Foothill, for an inspection of Board or shareholder minutes on the financial information referenced in your letter.

          19. The March 23 Response asserted that Basswood's purposes are neither genuine nor made in good faith. The March 23 Response also took issue with Basswood's statements regarding the financial underperformance of the Company and with other particulars of Basswood's demand.

          20. The Company's failure to make available the requested accounting books and records and minutes for inspection and copying pursuant to Section 1601 of the CGCL is especially disturbing because the Company has recently taken a number of corporate actions that Basswood believes were designed to interfere with Basswood's voting rights under California law. For example, on October 19, 1998, the Company announced it had expanded its board of directors and appointed three new members to Foothill's classified board. There has been no public disclosure as to which of the new directors will be up for reelection at the annual meeting in 1999 or as to which class of directors such three new directors were elected. Additionally, on January 29, 1999, the Company announced its board of directors amended the Company's bylaws to delete the section addressing the nomination by shareholders of candidates to Foothill's board of directors. Furthermore, the Company has recently made statements -- both to Basswood in correspondence and to the public in the form of press releases -- regarding its financial performance. Basswood believes those statements inaccurately portray Foothill's financial performance. Basswood is entitled to access the Company's accounting records and minutes to determine the basis for the Foothill Board's conduct and Foothill's statements regarding its financial performance. Basswood's purpose in seeking records under Section 1601 of the CGCL is proper under California law.

Foothill Continues to Refuse Basswood's Requests.
-------------------------------------------------

          21. Basswood Partners LP., Basswood's former general partner, previously requested these corporate records on behalf of Basswood on December 21, 1998 and again on January 27, 1999. (Basswood Partners' prior requests are attached hereto as Exhibits C and D, respectively). Foothill objected to Basswood Partners, LP's previous requests on the basis that Basswood Partners, LP (and its successor as general partner, Basswood Partners, LLC) was not itself a record owner of shares, and Basswood at that time held its shares through street names rather than as record holder. The dispute between the parties prompted Basswood Partners, LLC to file a petition for writ of mandate to compel production of the records. The court denied without prejudice Basswood Partners, LLC's petition for a writ of mandate finding that the foundational criteria to request the records had not been met. In response to the Court's ruling, Basswood converted its shares to shares of record on March 16, 1999, and made the March 17 demand as a record holder. Foothill nevertheless continues to refuse to provide the shareholder and other corporate records sought by Basswood.

                              FIRST CAUSE OF ACTION
             (For Shareholder Records under ss. 1600(a) of the CGCL)
             -------------------------------------------------------

          22. Petitioner incorporates by reference the allegations of paragraphs 1 through 21 above.

          23. Petitioner's March 17 Request constitutes a lawful demand for corporate records identified in Section 1600(a) of the Act.

          24. Basswood is the record owner of in excess of 5% of Foothill's outstanding shares.

          25. The March 17 Request described in detail and with particularity the proper and lawful purpose for which Petitioner seeks the shareholder records identified therein -- even though Section 1600(a) does not require that a shareholder such as Basswood provide a proper purpose for seeking access to the Company's shareholder records.

          26. Petitioner's purpose in seeking the shareholder list and other records identified in Section 1600(a) and Annex A to the March 17 Request is to communicate with other shareholders regarding, inter alia, the maximizing of value to Foothill's shareholders, the financial performance of Foothill, and Foothill's future financial performance.

          27. The records identified in Annex A to the March 17 Request are directly related to Basswood's purpose. In fact, without access to Foothill's shareholder list, including the list of non-objecting beneficial holders (the NOBO list), Basswood will be unable to communicate with other shareholders regarding their mutual interest concerning Foothill and the maximization of shareholder value.

          28. Foothill's response to the March 17 Request has made it clear that Foothill disagrees with Basswood's belief regarding the financial performance of the Company. Such a disagreement, however, does not constitute a proper, reasonable or lawful basis to deny Petitioner access to the records described in
Section 1600(a) of the Act and detailed in Annex A to the March 17 letter. If Foothill and the Foothill Board believe that Basswood is mistaken in its views about the past and future performance of the Company and the proper means to maximize shareholder value, then the appropriate remedy is to put their case to Foothill's shareholders; it is not lawful, justifiable or proper under the Act to quash the debate by denying Petitioner the right to communicate with other Foothill shareholders.

          29. Petitioner has no plain, speedy or adequate remedy at law.

          30. Foothill's refusal to provide Petitioner access to the shareholder list and other records identified in Section 1600(a) of the CGCL has no reasonable factual or legal basis; rather, such conduct amounts to a bad faith effort to prevent Petitioner from communicating with other Foothill shareholders.

          31. Pursuant to Section 1604 of the Act, in addition to being compelled to produce the shareholder records requested in the March 17 Request, Foothill should also be ordered to pay costs incurred by Petitioner in bringing these proceedings, including reasonable attorney's fees.

                             SECOND CAUSE OF ACTION
            (For Corporate Records Pursuant to ss. 1601 of the CGCL)
            --------------------------------------------------------

          32. Petitioner incorporates by reference the allegations of paragraphs 1 through 31 above.

          33. Petitioner's March 17 Request sought access to certain of Foothill's accounting books and records and minutes within the meaning of
Section 1601 of the CGCL.

          34. Basswood's purpose in seeking access to the records described in detail in Annex A to the March 17 Request is lawful and proper and is reasonably related to Basswood's interests as a shareholder. The Company's accounting books and records and minutes will, inter alia, disclose the basis for, and reasons behind, the board's recent appointment of three new members to the Foothill's classified board and the recent amendments to the Company's bylaws. In addition, the records will disclose the basis for the Company's statements regarding its financial performance.

          35. Petitioner has no plain, speedy or adequate remedy at law.

          36. Foothill's refusal to provide access to corporate records under
Section 1601 has no reasonable factual or legal basis; rather, such conduct amounts to a bad faith effort to prevent Petitioner from communicating with other Foothill shareholders and investigating conduct that Basswood believes is designed to interfere with its voting rights.

          37. Pursuant to Section 1604 of the Act, in addition to being compelled to produce the corporate records requested (and identified in ss. 1601 of the Act), Foothill should also be ordered to pay costs incurred by Petitioner in bringing these proceedings, including reasonable attorney's fees.

          WHEREFORE, Petitioner requests judgment as follows:

          (a) That Respondent be cited to appear to answer this Petition;

          (b) That a Writ of Mandamus issue forthwith commanding Foothill to permit Petitioner, and its agents and attorneys, to inspect and copy, within 5 business days, records requested in Petitioner's March 17 Request and Annex A thereto, including shareholder records under Section 1600(a) including:

                    (1) Magnetic computer tape lists of the shareholders of the Company as of the most recent available date showing the name and address of, and number of shares held by, each shareholder of record, together with such computer processing data as is necessary for Basswood Financial Partners to make use of such magnetic computer tape, and printouts of such magnetic computer tape for verification purposes;

                    (2) All daily transfer sheets showing changes in the names and addresses of, and number of shares held by, shareholders of record of the Company which are in (or come into) the possession or control of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the shareholder lists referred to in paragraph (a) above through the date of the inspection;

                    (3) All information in, or which comes into, the possession or control of the Company or its transfer agent, or which can reasonably be obtained by brokers, dealers, banks, clearing agencies or voting trustees or their nominees, concerning the names and addresses, and number of shares held by, the participating brokers and banks holding shares in the individual nominee names of Cede & Co., and other similar nominees, including omnibus proxies and all "Weekly Security Position Listing Daily Closing Balances" reports issued by The Depository Trust Company, and a list or lists containing the name and address of, and the number of shares attributable to, any participant in any Company employee stock ownership, dividend reinvestment, stock purchase or comparable plan in which the decision how to vote or whether to dispose of shares held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan;

                    (4) All information in, or which comes into, the possession or control of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, disclosing the names of the Non-Objecting Beneficial Owners of shares ("NOBO's") in the format of a printout and magnetic tape in descending order balance (such information is readily available to the Company under Rule 14b-1(c) of the Securities Exchange Act of 1934, as amended, from ADP Proxy Services);

                    (5) A stop list or stop lists relating to any shares and any changes, corrections, additions or deletions from the date of the shareholder lists referred to in paragraph (a) above through the date of the inspection; and

                    (6) Lists of all holders of record of shares owning 1,000 or more shares arranged in descending order as of the most recent available date.

          (c) That a Writ of Mandamus issue forthwith commanding Foothill to permit Petitioner, and its agents and attorneys, to inspect and copy, within five (5) business days, records requested in Petitioner's March 17 Request and Annex A thereto, including Foothill's accounting books and minutes of proceedings under Section 1601 including:


                    (1) Minutes

                        a) All minutes of meetings of Foothill's board of
                    directors and any committees thereof from October 1, 1996 through the present; and

                        b) All agendas, minutes and other documents (including
                    any recordings or videotapes) that memorialize or record any matters discussed at any meetings of Foothill's shareholders
                   (whether formal or informal), beginning October 1, 1996
                    through the present.

                    (2) Accounting Records
                        ------------------

                              a) All accounting and other financial records that
                    were consulted or used by the Company to calculate its efficiency ratio as of December 31, 1998 and the fourth quarter of 1998. To the extent a portion of any record was consulted or used, the entire record should be provided.

          (d) An order compelling Foothill to pay costs, including reasonable attorney's fees, incurred by Petitioner in prosecuting this action pursuant to ss. 1604 of the CGCL; and

          1. Any other relief that the Court deems just and proper.

Dated:  March 31, 1999                  Respectfully submitted,

                                        LATHAM & WATKINS
                                         Marc W. Rappel
                                         Amos E. Hartston



                                        By:_________________________________
                                                Amos E. Hartston
                                                Attorneys for Petitioner
                                                Basswood Financial Partners, LP




Of Counsel:

WILLKIE FARR & GALLAGHER
787 Seventh Avenue
New York, New York 10019

                                  VERIFICATION
                                  ------------


          I am a managing member of Basswood Partners, LLC, general partner of Basswood Financial Partners, LP, and am authorized to make this verification for and on behalf of Basswood Financial Partners, LP, and I make this verification for that reason. I have read the foregoing document. I am informed and believe and on that ground allege that the matters stated in it are true.



                                                  ____________________________
                                                  Matthew Lindenbaum


Subscribed and sworn to before me
this ____  day of March 1999

LATHAM & WATKINS
    Marc W. Rappel (Bar No. 097032)
    Amos E. Hartston (Bar No. 186471)
633 West Fifth Street, Suite 4000
Los Angeles, California  90071-2007
Phone:  (213) 485-1234 / Facsimile:  (213) 891-8763


Of Counsel:

WILLKIE FARR & GALLAGHER
787 Seventh Avenue
New York, New York  10019
Phone:  (212) 728-8000

Attorneys for Petitioner
Basswood Financial Partners, LP


                    SUPERIOR COURT OF THE STATE OF CALIFORNIA
                              COUNTY OF LOS ANGELES



BASSWOOD FINANCIAL PARTNERS, LP,       CASE NO. ______________

                                       Date:       April 15, 1999
                      Petitioner,      Time:       9:30 a.m.
                                       Dept:
                                       Judge:

         v.
                                       NOTICE OF MOTION AND MOTION
                                       FOR ISSUANCE OF PEREMPTORY
                                       WRIT OF MANDATE
FOOTHILL INDEPENDENT BANCORP.,
                                       [Corp.Code ss.ss. 1600, et.seq; Code Civ.
                                       Proc. ss.ss. 1085, et. seq]
                      Respondent.

                                       Petition Filed:   March 31, 1999
                                       Trial Date: None Set
-----------------------------------



TO ALL PARTIES AND TO THEIR ATTORNEYS OF RECORD:

          PLEASE TAKE NOTICE that on April 15, 1999, at 9:30 a.m., or as soon thereafter as counsel may be heard, in Dept. ___ of the above-entitled Court, located at 111 North Hill Street, Los Angeles, California 90012, Petitioner Basswood Financial Partners, LP

("Basswood") will and hereby does move this Court, pursuant to Sections 1600 et. seq. of the California Corporations Code and Sections 1085 et. seq. of the California Code of Civil Procedure, and for the following:

    1. That a Peremptory Writ of Mandate issue forthwith ordering that Respondent Foothill Independent Bancorp. ("Foothill") permit Basswood to inspect and copy Foothill's record of shareholders' names and addresses and shareholdings (including such records maintained by Foothill's transfer agent, ChaseMellon shareholder services (the "Transfer Agent")), including the following:

                    (a) Magnetic computer tape lists of the shareholders of the Company as of the most recent available date showing the name and address of, and number of shares held by, each shareholder of record, together with such computer processing data as is necessary for Basswood Financial Partners to make use of such magnetic computer tape, and printouts of such magnetic computer tape for verification purposes;

                    (b) All daily transfer sheets showing changes in the names and addresses of, and number of shares held by, shareholders of record of the Company which are in (or come into) the possession or control of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the shareholder lists referred to in paragraph (a) above through the date of the inspection;

                    (c) All information in, or which comes into, the possession or control of the Company or its transfer agent, or which can reasonably be obtained by brokers, dealers, banks, clearing agencies or voting trustees or their nominees, concerning the names and addresses, and number of shares held by, the participating brokers and banks holding shares in the individual nominee names of Cede & Co., and other similar nominees, including omnibus proxies and all "Weekly Security Position Listing Daily Closing Balances" reports issued by The Depository Trust Company, and a list or lists containing the name and address of, and the number of shares attributable to, any participant in any Company employee stock ownership, dividend reinvestment, stock purchase or comparable plan in which the decision how to vote or whether to dispose of shares held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan;

                    (d) All information in, or which comes into, the possession or control of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, disclosing the names of the Non-Objecting Beneficial Owners of shares ("NOBO's") in the format of a printout and magnetic tape in descending order balance (such information is readily available to the Company under Rule 14b-1(c) of the Securities Exchange Act of 1934, as amended, from ADP Proxy Services);

                    (e) A stop list or stop lists relating to any shares and any changes, corrections, additions or deletions from the date of the shareholder lists referred to in paragraph (a) above through the date of the inspection; and

                    (f) Lists of all holders of record of shares owning 1,000 or more shares arranged in descending order as of the most recent available date.

    2. That a Peremptory Writ of Mandate issue forthwith ordering Foothill to permit Basswood and its agents and attorneys to inspect and copy those corporate books and records requested in Basswood's March 17, 1999 request, specifically including inspection of the following:

                  (a)      Minutes
                           -------

                           (1) All minutes of meetings of Foothill's board of directors and any committees thereof from October 1, 1996 through the present; and

                           (2) All agendas, minutes and other documents (including any recordings or videotapes) that memorialize or record any matters discussed at any meetings of Foothill's shareholders (whether formal or informal), beginning October 1, 1996 through the present.

                  (b)      Accounting Records
                           -------------------



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


                          (1) All accounting and other financial records that were consulted or used by the Company to calculate its efficiency ratio as of December 31, 1998 and the fourth quarter of 1998. To the extent a portion of any record was consulted or used, the entire record should be provided.


          An order compelling Foothill to pay costs, including reasonable attorneys' fees, incurred by Basswood in prosecuting this action, in accordance with Section 1604 of the California Corporations Code; and any other relief that the Court deems just and proper.

          This Motion is and will be based on this Notice, the concurrently filed memorandum of points and authorities and declaration of Matthew Lindenbaum filed in support hereof, all other pleadings and records on file in this action, and such other evidence and argument the Court may consider.


Dated:  March 31, 1999                      Respectfully submitted,

                                            LATHAM & WATKINS
                                              Marc W. Rappel
                                              Amos E. Hartston



                                         By __________________________________
                                              Amos E. Hartston
                                              Attorneys for Petitioner
                                              Basswood Financial Partners, LP


Of Counsel:

WILLKIE FARR & GALLAGHER
787 Seventh Avenue
New York, New York 10019



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